PRESS RELEASE
FOR IMMEDIATE RELEASE

Longueuil, September 11th, 2006

All amounts are expressed in US dollars, unless otherwise indicated

POSITIVE RESULTS FROM WESTWOOD-MOOSHLA
UNDERGROUND EXPLORATION PROJECT

Cambior Inc. (TSX & AMEX:CBJ) is pleased to report some positive drilling results from its Westwood-Mooshla underground exploration project. A surface drilling program realized between November 2002 to October 2004 resulted in the discovery of the Westwood deposit, located two kilometres east of the Doyon mine. Following this initial success, Cambior initiated the Westwood-Mooshla underground exploration project. This $25 million, five-year exploration program aims at identifying new deposits along the prolific Cadillac belt , on the Doyon property where Cambior is currently operating its Doyon and Mouska mines. The Westwood underground portion of this program was initiated in 2004 with the excavation of an exploration drift starting from the 14th level of the Doyon mine at 900 meters below surface towards the east end of the Doyon property. Similarly, the Mooshla project revolves around an exploration drift started from the 13th level of the Mouska mine at 740 meters below surface towards the Doyon mine. Figure 1 shows a longitudinal view of the Doyon property controlled by Cambior.

THE WESTWOOD PROGRAM

The Westwood mineralized system is located within the intermediate and mafic volcanics of the southern portion of the Blake River Group which hosts the massive to semi-massive sulphide deposits of the Bousquet and LaRonde mines more to the east. Gold mineralization was found to be associated with two corridors, the North and Westwood Zones, starting at about 900 meters below surface and extending at depth over at least 1200 meters with a western plunge and over 350 meters laterally.

The underground exploration drift from the 14th level of the Doyon mine had the following objectives:

- Explore by systematic drilling the prospective volcanic units between the Doyon mine and the east end of the Doyon property;

- Test by drilling the plunge extension of the Westwood deposit; and

- Perform additional drilling of the Westwood deposit to estimate measured and indicated resources.

As the exploration drift was advancing east, our systematic drilling had been generating anomalous to sub-economic gold values within both the North and Westwood Zones, but also in Zone 2 which corresponds to the Main Zone of the Doyon mine. A number of the holes drilled since March 2006 and listed in Table 1 returned economic intersections in the three zones, but mainly within the North Zone (Figure 2). This new sector with economic potential is located 1000-1500 meters east of the Doyon mine and extends from 900 to 2000 meters below surface.

An infill drilling program is planned for this new mineralized sector over the coming months to establish continuity of the mineralization and obtain mineral resources.

Furthermore, the exploration drift has sufficiently advanced to allow drilling to test the western plunge of the Westwood orebody in September.

Positive results from Westwood-Mooshla Underground Exploration Project&$150; SEPTEMBER 11, 2006 2

THE MOOSHLA PROGRAM

In order to fully explore the depth potential of the Mooshla intrusive, which contains most of the mineralization of the Mouska mine and the West Zone of the Doyon mine, an exploration drift was initiated in August 2005 from the 13th level of the Mouska mine at a depth of 740 meters in the east direction towards the Doyon mine (Figure 3).

Already, drilling results from the 13th level exploration drift have extended the gold vein mineralization to the east, often with spectacular assay results as shown in Table 2. After combining drilling results from the 11th level and the 13th level, updated mining reserves between the 11th and 14th levels (200 vertical meters over 250 horizontal meters) increased by 118,000 tonnes at 14.5 g Au/t for 55,100 ounces, which represents about 12 months of production at the Mouska mine. Encouraged by these recent results, drilling will be intensified as the exploration drift progresses in the east direction and will be extended below the 14th level, currently the deepest level at the Mouska mine.

Mr. Louis Gignac, President and CEO noted: "The positive drilling results generated from the Westwood and Mooshla programs to date continue to confirm the potential of identifying additional economic deposits on our Doyon property. Our investments in exploration to renew our asset base around our existing infrastructures are a key component of our strategy to increase shareholder value."

QUALITY CONTROL

Follow up on the drilling program was carried out by Cambior employees, under the supervision of Mr. Pierre Lévesque, Chief geologist &$150; Mouska mine and Ms. Nicole Houle, Responsible for Exploration &$150;Doyon Division. Mr. Levesque and Ms. Houle are qualified persons (as defined by National Instrument 43-101) with respectively more than 16 and 20 years of experience in mine geology and exploration (nearly 6 and 15 years with Cambior). Cambior has established an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples, reject and pulp duplicates and internal material references (the "standards") to each batch of samples sent for analysis. Blank samples are used to check for possible contamination in la boratories, field duplicates allow to quantify overall precision while standards determine the analytical accuracy. Samples were sent for assaying to Doyon's internal laboratory as a primary laboratory. Samples were assayed by atomic absorption or gravimetry followed by fire-assay according to industry standards.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission (the "SEC") permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as "mineral resources", that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in Cambior's Annual Report on Form 40-F. A copy of the 2005 Form 40-F is available to shareholders, free of charge, upon written request addressed to the Investor Relations Department.

Caution Concerning Forward-Looking Statements

This press release contains certain "forward-looking statements", including, but not limited to, statements concerning the current Westwood and Mooshla drilling programs and the objectives thereof, the continuity of the mineralization as well as the possible calculation and identification of measured and indicated mineral resources, the possible addition of a new sector with economic potential to the east of the Doyon Mine, the planned intensification of drilling at Mooshla, and the identification of new deposits along the Cadillac belt , the renewal of our asset base and the increase in shareholder value. Forward-looking statements involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Risks and

Positive results from Westwood-Mooshla Underground Exploration Project&$150; SEPTEMBER 11, 2006 3

uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, among other things, but without limitation, those set forth in Cambior's 2005 Annual Information Form filed with the Securities Commissions of all provinces in Canada, and with the United Stated Securities and Exchange Commission (under Form 40-F), as well as the Toronto Stock Exchange and the American Stock Exchange.

For additional information, please contact:

CAMBIOR INC.
Martin Amyot	Renmark Financial Communications
Manager &$150; Investor Relations	John Boidman
Tel.: (450) 677-0040	Jason Roy
Toll Free in North America: 1-866-554-0554
Fax: (450) 677-3382	Tel.: (514) 939-3989
E-mail: info@cambior.com	www.renmarkfinancial.com
Website: www.cambior.com
PR-2006-17

Positive results from Westwood-Mooshla Underground Exploration Project&$150; SEPTEMBER 11, 2006 3

TABLE 1: RECENT DRILLING RESULTS FROM WESTWOOD PROGRAM (SINCE MARCH 2006)

	Intersection			Zone 2			North Zone			Westwood Zone
Hole #	From	To	Core	Au	Cu	Zn	Au	Cu	Zn	Au	Cu	Zn
	(m)	(m)	Length	(g	(%)	(%)	(g Au/t)	(%)	(%)	(g Au/t)	(%)	(%)
			(m)	Au/t)			Uncut			Uncut
R 13431	1177.0	1180.0	3.0	5.6	0.41	-
	1192.0	1196.5	4.5	5.9	-	-
	1310.5	1315	4.5				3.5	-	-
	1676	1681.5	5.5							0.9	-	0.33
R 13677	793.5	795.0	1.5	2.8	-	-
	984.5	990.0	5.5				10.7	0.12	0.25
	1201.5	1219.5	18.0							0.3	-	0.14
R 13931	779.0	783.5	4.5	2.0	-	-
	1043.5	1045.0	1.5				1.0	-	-
	1342.0	1343.5	1.5							14.8	-	0.18
R 13942	859.5	867.0	7.5	19.0	0.16	-
	1046.5	1048.0	1.5				5.5	-	-
	1077.0	1078.0	1.0				19.7	-	-
	1100.0	1101.0	1.0				5.8	0.54	-
	1690.0	1693.0	3.0							3.7	-	-
R 14070	424.0	425.0	1.0	77.3	-	-
	621.0	622.0	1.0				10.0	-	1.1
	638.0	639.0	1.0				55.2	-
	655.5	658.5	3.0				5.6	-

TABLE 2: SELECTED DRILLING RESULTS-13TH LEVEL &$150; MOUSKA MINE

	Intersection			Assays
Hole #	From	To	Core	Gold	Copper
	(m)	(m)	Length	(g Au/t)	(% cu)
			(m)	Cut
13-50	108.0	109.0	1.0	45.7	0.68
13-51	110.6	111.6	1.0	31.9	0.48
13-52	120.0	121.0	1.0	39.0	0.95
13-53	112.7	113.7	1.0	24.0	0.34
13-54	115.25	117.0	1.75	54.2	1.85
13-55	126.9	127.9	1.0	33.7	0.40
13-56	118.5	119.5	1.0	30.8	0.68
13-60	130.8	131.8	1.0	72.1	11.5
13-61	130.5	131.5	1.0	100.0	0.31
13-91	150.1	151.1	1.0	28.0	0.72
13-92	143.3	144.3	1.0	100.0	0.14
13-93	140.2	143.0	2.8	19.0	0.21
13-94	147.5	149.5	2.0	56.4	0.38
13-101	109.4	110.4	1.0	77.3	0.86
13-103	15.5	16.5	1.0	28.6	0.53
13-105	149.1	150.1	1.0	21.4	1.33
13-106	150.1	151.9	1.8	15.9	2.28
13-110	164.9	168.2	3.3	23.4	0.23
13-111	157.0	159.0	2.0	61.0	1.03
13-112	154.1	155.1	1.0	16.5	0.27
13-113	145.1	147.1	2.0	63.0	1.78

W
E
Mouska Mine
Doyon Mine
Level 8 from Doyon
Level 13 from Mouska
Level 14 from Doyon
Mooshla
Westwood
Longitudinal Section - Mouska to Doyon
0
500
1000
1500
2000
metres

Figure 1

W
Doyon Mine
North Zone
E
5000 m
Main Pit
Zone 2
Zone 1
Level 8
4500 m
Drilling Bays
Diabase Dyke
Level 14
Exploration Drift
2.5/1.5
1.3/1.5
10.0/1.0
55.2/1.0
5.6/3.0
R14070-06
4000 m
0.2/1.5
Westwood
Orebody
1015-96
322.0/1.5
Bousquet Fault
Doyon Property Limit
R13677-05
10.7/5.5
3500 m
1.0/1.5
R13942-06
5.5/1.5
19.7/1.0
5.8/1.0
0.9/1.0
New
Potential
Zone
R13431-05
3.5/4.5
0.7/1.0
3000E
3500E
4000E
4500E
3000 m
5500E
6000E
Doyon Mine - Westwood Project
Detailed Longitudinal Section – North Zone
0
250m

Figure 2